Exhibit 99.1

FOR IMMEDIATE RELEASE:

Comverge Completes Acquisition of Enerwise Global Technologies Creating the

Largest Demand Response Company

•	Over 1400 MWs under contract
•	Significant expansion of commercial and industrial offerings
•	Anticipated to be accretive to EPS in 2008

East Hanover, NJ: July 23, 2007 – Comverge, Inc. (NASDAQ: COMV), the leading clean capacity provider of energy solutions through demand response, announced today it has successfully completed its previously announced acquisition of Enerwise Global Technologies, Inc.

Under the terms of the transaction, Comverge acquired 100% of Enerwise’s capital stock for $25.15 million in cash, $17.0 million in subordinated convertible notes due in April 2009, and the issuance of 1,279,545 shares of Comverge common stock. Former Enerwise shareholders will own approximately 7% of the combined company. In addition, 191,183 shares of Comverge common stock are contingently issuable if Enerwise exceeds 2008 operating performance of $36.0 million in revenue and $11.0 million in gross profit.

“We are pleased to announce the completion of the acquisition of Enerwise Global Technologies into the Comverge family,” said Robert M. Chiste, Chairman, President and CEO of Comverge, Inc. “We have already completed much of the planning for the integration of the business operations of our three operating groups and, we will hit the ground running. Customer and industry feedback has been positive.”

Enerwise Global Technologies has been providing managed energy services to commercial and industrial customers for over 10 years. Recognized as the leading aggregator of Demand Response for PJM Interconnection, the Regional Transmission Organization covering 13 states in the Mid-Atlantic and North Central regions, Enerwise has a philosophy centered around providing added value to its customers through a variety of managed service offerings including demand response, energy analytics, power systems technology and energy management. Currently, Enerwise provides 444 MWs of demand response capacity in open market programs, manages an additional 383 MWs of capacity by providing its customers with the tools and systems to enable participation in demand response programs, and facilitates the registration of 1049 MWs of renewable energy. Enerwise Group will continue to be led by President and COO, Dean Musser.

With this acquisition, Comverge will form the Enerwise Group which will function as a division of Comverge and operate collaboratively with the Smart Grid Solutions Group and the Alternative Energy Resources Group. As a combined company, Comverge will directly own or operate 948 MWs of demand response capacity, provide tools for the operation of 453 MWs of energy, and manage the registration of 1049 MWs of renewable energy in addition to having delivered over 4.5 million demand response devices to our utility customer base for the equivalent of 6000 MWs of capacity.

“The transaction went very smoothly.” said Dean Musser, President and COO of the Enerwise Group, and former CEO of Enerwise Global Technologies. “The integration of Enerwise into Comverge creates tremendous new opportunities for Comverge by leveraging all the talent, customer base, and broad offerings of the three Comverge operating groups. We look forward to capitalizing on these opportunities to work towards creating significant value for our shareholders.”

As required by the Securities and Exchange Commission, Comverge will file audited Enerwise historical financial statements with the SEC in approximately 71 days.

About Comverge:

Comverge is a leading clean capacity provider of energy solutions that enhance grid reliability and enable utilities to increase available electric capacity during periods of peak energy demand. Our solutions support national efforts toward nationwide carbon reductions while providing peak capacity on a more cost-effective basis than conventional alternatives. For more information, visit www.comverge.com.

About Enerwise

Enerwise Global Technologies, a leader in demand response and energy infrastructure management services for commercial, institutional, and industrial customers, enables customers to reduce energy costs, comply with increasingly demanding environmental regulations, take advantage of alternative power initiatives, increase operational security and improve reliability. The company delivers innovative solutions directly to its customers and through a strong Channel Partner network, providing custom branded web sites and solutions to meet the specific objectives of Investor Owned Utilities, Energy Service Providers, Market Participants, Municipals and Cooperatives. From its headquarters in suburban Philadelphia, Enerwise provides energy intelligence and managed energy services to domestic and international Commercial and Industrial customers, including more than 100 of the Fortune 500 companies. For more information, visit www.enerwise.com.

Caution Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and reflect our judgment and understanding of the involved risks and uncertainties as of the date hereof. Those statements include those related to the transactions contemplated by the Enerwise acquisition, including a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors, the company’s key strategic relationships, the ability of Enerwise to achieve revenue and gross profit targets and the ability to integrate the Enerwise acquisition into Comverge’s business. Actual events or results may differ from our current expectations, judgments and beliefs.

Additional information concerning these or other risk factors affecting the our business can be found in our Registration Statement on Form S-1, filed with the SEC on April 12, 2007, as amended, and our other filings with the SEC, available via the investor relations area of our web site at www.comverge.com. We disclaim any intent or obligation to update these forward-looking statements beyond the date of this report, except as required by law.

Contact:

Investor Relations

770-696-7660, invest@comverge.com

Media Relations

Chris Neff

973-947-6064, cneff@comverge.com